Exhibit 5.1

Stoel Rives LLP

600 University Street, Suite 3600

Seattle, Washington 98101

June 3, 2010

Board of Directors

TC Global, Inc.

3100 Airport Way South

Seattle, WA 98134

Re:	Proposed Offering of up to 312,500 Shares of Common Stock Pursuant to the TC Global, Inc. 2010 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel for TC Global, Inc. (the “Company”), in connection with the Registration Statement on Form S-8 to be filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for 312,500 shares of common stock of the Company (the “Shares”) issuable under the Company’s 2010 Stock Option Plan (the “Plan”).

We have examined the originals or certified copies of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We also have assumed that, at the time of sale and issuance of any Shares, a sufficient number of shares of common stock will be duly authorized and reserved for issuance pursuant to that sale and issuance.

Based on the foregoing and in reliance thereon, and subject to the qualifications, assumptions, and limitations herein stated, it is our opinion that the Shares, when issued and sold pursuant to the Plan and against payment therefor, will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the state of Washington. We express no opinion other than expressly set forth above, and no other opinion is intended to be implied or inferred. Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances occurring after the date hereof.

We hereby consent to the reference to our firm under the caption “Exhibits” in the Registration Statement and to the filing of this letter as an exhibit thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Stoel Rives LLP Stoel Rives LLP